Exhibit 99.1

RBC Bearings Announces Agreement to Acquire VACCO Industries from ESCO Technologies

●	VACCO provides highly engineered mission-critical components and subsystems to the space and naval defense channels

●	Customers and partners expected to benefit from the combined design, engineering and manufacturing expertise and broader integrated capabilities of both companies

●	Expands product breadth and capacity in two of RBC’s fastest growing channels

OXFORD, CT – May 20, 2025 – RBC Bearings Incorporated (NYSE: RBC), a prominent international manufacturer of highly engineered precision bearings, components and essential systems for the aerospace, defense and industrial industries, today announced that it has entered into a definitive agreement to acquire VACCO Industries from ESCO Technologies Inc. (NYSE: ESE) for $310 million in cash.

With headquarters in South El Monte, California, VACCO is a prominent manufacturer of valves, manifolds, regulators, filters, and other precision components and subsystems for the space and naval defense channels. The Company’s products are highly engineered mission-critical components, designed to perform seamlessly in extreme environments. For the 12-month period ending March 31, 2025, VACCO generated revenue of approximately $118 million. The business will be integrated into RBC’s Aerospace and Defense segment upon closing of the deal.

“VACCO has a tremendous amount of design, engineering and manufacturing capabilities,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Combining VACCO’s expertise in highly engineered valves, regulators and manifolds with RBC’s broader portfolio will enable us to better serve the evolving needs of customers in the secularly growing space and naval submarine channels.”

The transaction is expected to close this summer, subject to regulatory approvals and other customary closing conditions. The acquisition will be financed through additional borrowings under RBC’s existing credit agreement and cash on-hand.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. The Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense segments. The Company is headquartered in Oxford, Connecticut.

Contact:

Rob Moffatt

Director of Corporate Development & IR

investors@rbcbearings.com

Source: RBC Bearings Incorporated